Exhibit 21.1
Subsidiaries of Registrant
  1. NewQuest, Inc. - Delaware
  2. NewQuest, LLC - Texas
  3. GulfQuest, L.P. - Texas
  4. HealthSpring Employer Services, Inc. - Tennessee
  5. HealthSpring of Tennessee, Inc. - Tennessee
  6. HealthSpring Management, Inc. - Tennessee
  7. HealthSpring of Alabama, Inc. - Alabama
  8. HealthSpring of Illinois I, Inc. - Illinois
  9. HealthSpring USA, LLC - Tennessee
10. HouQuest, L.L.C. - Delaware
11. NewQuest Management of Alabama, LLC - Alabama
12. NewQuest Management of Illinois, LLC - Illinois
13. Signature Health Alliance, Inc. - Tennessee
14. Texas HealthSpring, LLC - Texas
15. TexQuest, L.L.C. - Delaware
16. Tennessee Quest, LLC - Tennessee
17. NewQuest Management of Florida, LLC - Florida
18. HealthSpring Life & Health Insurance Company, Inc. - Texas
19. HealthSpring Management of America, LLC - Delaware